      Exhibit C

Wayfinder Group, INC.
Statement of Cash Flows
For the Period Ended December 31, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)


               Twelve
               Months
               ------

Operating Activities:
     Net income (loss)     $  1,722
     Adjustments to reconcile net income (loss) to net
          cash provided by (used in) operating activities:
     Depreciation     1,558
     Gain on sale of NEWHC, Inc. assets     (3,389)
     Loss on investments      220
     Deferred income taxes     (836)
     (Increase)/decrease in accounts receivable     (353)
     (Increase)/decrease in other current assets     503
     Increase/(decrease) in accounts payable      162
     Increase/(decrease) in other current liabilities     (400)
     Other, net     1,101
               --------
Net cash provided by (used in) operating activities     $    288
               --------

Investing Activities:
     Fixed asset expenditures     $ (1,724)
     Sale of interest in AllEnergy Marketing Co., LLC     456
     Sale of New England Water Heater Co., Inc.     16,000
               --------
Net cash provided by (used in) investing activities     $ 14,732
               --------
Financing Activities:
     Change in subordinated notes payable to parent     $(15,375)
               --------
Net cash provided by (used in) financing activities     $(15,375)
               --------

Net increase/(decrease) in cash and cash equivalents     $   (355)
Cash and cash equivalents at beginning of period     595
               --------
Cash and cash equivalents at end of period     $    240
               ========